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Capella Education Company
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Capella Education Company
Annual Meeting of Shareholders
May 6, 2014

Supplemental Information Regarding
Advisory Vote on Executive Compensation

Dear Fellow Shareholders:

On behalf of the Board of Directors, we request your support in conjunction with our upcoming Annual Meeting. In particular, we request your support on Proposal 4, Annual Advisory Vote to Approve Executive Compensation (“Say on Pay”). By now you should have received our Proxy Statement or Notice of Internet Availability, which explains how to access our Proxy Statement. You can also view our Proxy Statement under the Investor Relations tab on our website at www.capellaeducation.com. We are taking this opportunity to further describe a particular element of our 2013 executive compensation program and how it is aligned to the interests of our shareholders.

DESIGN OF STRATEGIC TRANSFORMATION AWARD

In May 2013, we granted a Strategic Transformation Award to our CEO, Kevin Gilligan. The award cliff vests five years after grant, based solely upon the 90-day average closing price for our common stock at vesting. The Strategic Transformation Award is consistent with the key tenants of our long-standing compensation philosophy and practices:

•	We pay for performance; and

•	The interests of our senior management are aligned with those of our shareholders.

In addition, the award is long-term and market-based, has features that do not overlap with other compensation vehicles, and is designed to protect shareholder interests if the performance target is not achieved.
DETAILS OF STRATEGIC TRANSFORMATION AWARD

•
The Strategic Transformation Award is a special one-time award opportunity, rather than an ongoing element of annual compensation. The award only vests if our total shareholder return increases at least 50% from the date of grant. The actual value of the award, if it vests, increases or decreases with our total shareholder return over the 5-year performance period.

•
At the time the Strategic Transformation Award was granted, we were in the midst of a challenging period in our sector’s history and a pivotal time for our company. The Board determined it was central to our shareholders’ interests to ensure our CEO was focused on and rewarded for leading our company through strategic change and delivering long-term shareholder value.

•
The Strategic Transformation Award is subject to double trigger vesting upon a change in control event and forfeiture if termination occurs for any reason other than death, disability, or involuntary termination other than for cause. In addition, the Strategic Transformation Award is subject to a “clawback” provision resulting in forfeiture of the award or repayment of the value of the vested award if Mr. Gilligan engages in conduct inconsistent with our ethical standards.

•
Although SEC rules require us to report the full grant date fair value of the Strategic Transformation Award as compensation in 2013, we are expensing annually the cost of the award over its five-year term as required by U.S. GAAP. We believe treating the full value of the award as 2013 compensation does not properly reflect the five-year term of the grant to Mr. Gilligan. The annualized compensation cost to us is approximately $500,000.

•	Over 85% of Mr. Gilligan’s 2013 annual target compensation was at-risk, realizable only if performance conditions or long-term service-based vesting requirements are met.

OUR PERFORMANCE UNDER MR. GILLIGAN’S LEADERSHIP

•
Under Mr. Gilligan’s leadership, we were early in recognizing and adjusting our strategies to address a significant shift in the education market. While difficult at the time, Mr. Gilligan has demonstrated his ability to take decisive steps to position our company for long-term sustainable growth.

•
Mr. Gilligan has demonstrated his ability to successfully lead us through a strategic transformation. The goal over the next five years is to develop a new category in the education space - competency-based direct assessments. This new category has the potential to be as transformative as online education itself. Mr. Gilligan is the right leader with the right experience and track record to achieve this goal.

•	We believe our company’s performance since the time the Strategic Transformation Award was granted demonstrates the award is working as intended. For example, during 2013:

◦	While our revenue declined by 1.5% given the difficult market environment, the average decline for our publicly traded education proxy peer group was 8.0%.

◦	Despite difficult conditions, our operating income grew by 0.8%, while operating income, excluding one-time charges, for our publicly traded education proxy peer group declined on average by 30%.

◦	We achieved annual new enrollment growth, which is a significant indication of the stabilization of our business fundamentals.

For the reasons stated above, our Board of Directors believes the Strategic Transformation Award is in the best interests of our shareholders by aligning our CEO’s interests with those of our shareholders over the next five years.

Your vote is important. We urge you to vote FOR the advisory vote to approve the compensation to our named executive officers for 2013. If you have any questions, comments or would like additional information, please contact our Investor Relations at (612) 977-5425.

Sincerely,

/s/ David W. Smith

David W. Smith
Lead Director, Capella Education Company